OLD NATIONAL
P.O. Box 718 - Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE
For Further Information:	Media Paige McFarling Old National Bancorp 812-464-1556 Financial Community Lynell Walton 812-464-1366

OLD NATIONAL PROVIDES POSITIVE OUTLOOK
FOR SECOND HALF EARNINGS

EVANSVILLE, Indiana -- Old National Bancorp (NYSE: ONB) announced that it expects earnings for the third and fourth quarters of 2004 to significantly exceed the results for the same quarters of 2003. Last year's second half earnings, which totaled $17.1 million or $.25 per share, were severely impacted by large loan loss provisions as a result of heavy loan charge-offs during the period as well as a large litigation reserve.

Robert G. Jones, President and Chief Executive Officer, indicated that Old National anticipates that results for the second half of 2004 will be in the range of $.58 to $.65 per share after taxes. This is more than double the $.25 per share earned in the second half of 2003. He observed that the fourth-quarter results will likely show improvement over third-quarter results as the benefits from the company's ASCEND profit improvement program begin to accelerate. Jones also commented that the company is comfortable with street estimates for 2005, which range from $1.71 to $1.85 per share after taxes.

In addition, core earnings are getting a lift from operating improvement in several key areas, according to Jones. "We expect average consumer loans outstanding for the second half of 2004 to be approximately 6 percent ahead of year-earlier levels. Additionally, transaction account deposits are running roughly 7 percent ahead of the same period last year. Fee and service charge income, excluding mortgage revenue, has continued to grow as a percentage of total revenue," Jones noted. "We are on track to have noninterest revenue producing nearly 40 percent of total revenue by the end of this year, compared with about one-quarter of total revenue in 2000," he said.

He noted that Old National is continuing to focus significant efforts on improving credit quality this year and is maintaining its loan loss reserve as a percentage of total loans at relatively high levels because of remaining uncertainty in the Midwest economy and the uncertainty of identified problem credits. "Some customers are still struggling as a result of fundamental shifts in the economics of their businesses -- a reflection of the depth of the recession in the Midwest and continuing pressure in industries like manufacturing and tourism. Those factors, along with the shift to higher credit standards, have limited our potential for commercial loan growth this year. We continue to work with our commercial banking and credit unit to increase sales focus in 2005 and beyond," Jones noted.

Jones said the company is experiencing slowdowns in its mortgage and brokerage operations, both of which are reflective of trends in the industry. "These products are important elements of our commitment to providing a full range of financial services for our customers, which is a hallmark of Old National," Jones observed, "but national trends also affect us, and these categories of revenue have clearly slowed from earlier this year.

"We expect our current positive operating momentum to contribute to a strong second half for Old National and to carry over into 2005. Cost-saving initiatives implemented as part of Project ASCEND are delivering a positive impact, which will continue into next year," Jones said. "We are confident that the momentum is shifting and that we are beginning to return to the levels of quality performance that we know Old National can consistently deliver."

Old National Bancorp, a $9.0 billion financial holding company headquartered in Evansville, IN, employs more than 3,000 professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include community-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," "anticipates," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plan and implement the ASCEND project initiatives, credit quality trends and the ability to generate loans, other matters discussed in this news release, and other factors identified in the company's form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.